Exhibit 5.1

                       [LETTERHEAD OF SYNERGEN LAW GROUP]


                                  March 6, 2012


Mr. S. Douglas Henderson, Director
FreeFlow, Inc.
9130 Edgewood Drive
La Mesa CA 91941

Re: Legal Opinion Pursuant to SEC Form S-1
    Registration Statement - FreeFlow, Inc.
    and Tax Opinion

Dear Mr. Henderson:

You have asked me to provide you with a legal opinion concerning the tradability of certain shares that were issued by FreeFlow, Inc., (the "Company") to Garden Bay International, Ltd., ("Garden Bay") which in turn will, upon effectiveness of the Registration Statement filed concurrently herewith, distribute 1,200,000 of those shares ("Shares") to its shareholders ("Shareholders").

My opinion is based on review of the following:

     1.   The Company's Articles of Incorporation and Bylaws:
     2. Form S-1, to be filed with the Securities and Exchange Commission ("SEC") concurrently herewith, together with exhibits;
     3. Subscription Agreement and accompanying proof of payment for shares purchased;
     4. The Company's minutes and resolutions approving issuance of the above-mentioned shares; and
     5. Such other records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents admitted to us as originals, the conformity to original documents submitted to us as certificated or photo copies, the authenticity of the originals of such latter documents and the date of authorization and valid execution and delivery of all documents. As to any facts material to this opinion, we have relied upon statements and representations of officers and other representatives of the Company.

                     LEGAL OPINION RE: TRADABILITY OF SHARES

Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and validly authorized for issuance and are legally issued, fully paid and non-assessable.

Mr. S. Douglas Henderson
February 14, 2012
Page | 2


Upon effectiveness of the Registration Statement, the Shares issued to Garden Bay shall be distributed to the Shareholders of Garden Bay. Since the Shares will be registered prior to distribution to Garden Bay Shareholders, the shares will be unrestricted.

                                   TAX OPINION

As a result of Garden Bay having no current or accumulated earnings and profits allocable to the distribution of the Company's shares to its shareholders (the "Distribution") no portion of the amount distributed will constitute a dividend for federal income tax purposes. Therefore, no portion of the amount received constitutes a dividend, and will not be eligible for the dividends-received deduction for corporations. Each Garden Bay stockholder will have a tax basis in FreeFlow, Inc.'s common stock distributed equal to the fair market value of the common stock distributed on the Distribution date. The Distribution is not taxable as a dividend. The distribution will be treated as a tax-free return of capital to the extent that the fair market value of such portion of the amount received does not exceed the stockholder's basis in the Garden Bay, Ltd. common stock held, and as a capital gain if and to the extent that the fair market value of such portion is greater than such tax basis.

The foregoing opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware, including all statues, including the rules and regulations underlying those provisions, applicable judicial and regulatory determinations, and provisions of the Delaware Constitution that affect the interpretation of the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, the use of our name under the caption "Legal Matters" and to the reference to our firm under the caption "Experts" in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

                                    Regards,

                                    SYNERGEN LAW GROUP


                                    /s/ Karen A. Batcher, Esq.
                                    -------------------------------------
                                    Karen A. Batcher, Esq.
                                    kbatcher@synergenlaw.com